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                                                                    Exhibit 99.1

Friday March 23, 2001

Press Release

FOR IMMEDIATE RELEASE
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Proxim and Netopia Announce Mutual Termination of Merger Agreement

SUNNYVALE, Calif. and ALAMEDA, Calif., March 23 /PRNewswire/ -- Proxim, Inc. (Nasdaq: PROX - news) and Netopia, Inc. (Nasdaq: NTPA - news) announced today that, due to current market conditions, they have mutually agreed to terminate their Agreement and Plan of Reorganization and related agreements without payment of any termination fees.

Proxim and Netopia will continue to work closely as strategic partners in pursuing joint opportunities with major carriers and service providers. Netopia will integrate Proxim's HomeRF technology into Netopia's extensive family of broadband routers and integrated access devices.

"Although we are disappointed that the merger did not proceed as planned, this development has not changed Proxim's strategic focus," said David C. King, Proxim's Chairman, President and Chief Executive Officer. "Proxim will collaborate with Netopia and other leading companies to develop state-of the-art broadband access solutions with highly-integrated wireless networking capabilities. Netopia's leadership in broadband routing products and integrated access solutions makes them an ideal partner for Proxim's HomeRF technology."

"Netopia is committed to broadening its product line with wireless voice and data solutions," said Alan B. Lefkof, Netopia's President and Chief Executive Officer. "Proxim's HomeRF technology has all the necessary price/performance and quality of service (QoS) attributes for successful deployment by major carriers and service providers to small and medium size businesses and high-end residential customers."

Proxim Conference Call

Proxim will conduct a conference call for investors and media today, March 23, 2001, at 8:00 a.m. Pacific Standard Time (11:00 a.m. Eastern Standard Time) to discuss this press release. Investors and analysts are invited to dial toll free in the U.S. to 888-324-7501, or 712-257-3682 from international locations. The passcode for this call is "PROXIM" and the moderator is Keith Glover. There will be a replay of the conference call available until March 26, 2001, toll free in the U.S. at 888-566-0564, or 412-998-0673 from international locations.

Netopia Conference Call

Netopia will conduct a conference call for investors and media today, March 23, 2001, at 11:00 a.m. Pacific Standard Time (2:00 p.m. Eastern Standard Time) to discuss this press release. Investors and analysts are invited to dial toll free in the U.S. to 888-694-1579. The passcode for this call is "18396232". There will be a replay of the conference call available until March 26, 2001, toll free in the U.S. at 800-633-8284, or 858-812-6440 from international locations.

About Proxim

Proxim, Inc. has over 15 years of experience designing and building wirefree broadband networking solutions for the home, enterprise and service provider markets. The Symphony(TM) product family offers easy-to-use, inexpensive wirefree networking for homes, small offices and classrooms, while the Farallon(TM) products extend these networking choices with a range of Ethernet, HPNA and wirefree solutions for both Mac and PC users. RangeLAN2(TM) offers wirefree broadband networking for the enterprise as well as a line of design-in modules for OEMs. Harmony(TM) provides enterprises with a low-cost architecture designed to work with any wirefree technology. Stratum(TM) products provide building-to-building networking connectivity for enterprises and service providers. Proxim is a Promoter of the Home Radio Frequency Working Group along with Compaq, Intel, Motorola,
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National Semiconductor, Siemens, and other leaders in the wireless market. The company is headquartered in Sunnyvale, Calif. with offices globally. Visit www.proxim.com for more information.
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About Netopia

Netopia, Inc. develops, markets and supports broadband Internet equipment and e-commerce Web platforms for small and medium size businesses. Netopia's technology platforms are designed to enable carriers and service providers to create and offer value-added, bundled service offerings for their small and medium size business customers. These bundled service offerings often include
DSL service bundled with backup, bonding, VPN, voice over DSL, and Web site and e-store hosting. Netopia's broadband equipment is interoperable with all major central office equipment suppliers, including Alcatel, Cisco, Copper Mountain Networks, Ericsson, Lucent Technologies, Nokia, Orckit, Paradyne, Siemens, and Zhone Technologies. Netopia has established strategic distribution relationships with leading carriers and service providers including Bloomberg.com, Covad Communications, Earthlink Network, Everdream, France Telecom, MegaPath Networks, NorthPoint Communications, PSINet, Rhythms NetConnections, Telecom Italia,
UUNet, Verio, Verizon, and XO Communications. Further information about Netopia can be obtained via phone 510-814-5100, fax 510-814-5021 or on the Web at www.netopia.com.
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This document contains forward-looking statements as that term is defined in the
Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning potential strategic relationships, joint opportunities and product offerings by Proxim and Netopia. Forward-looking statements involve a number of risks and uncertainties that could cause results to differ materially including, but not limited to, the risk that agreements may not be reached between Proxim and Netopia or carriers and service providers, the risk that product offerings do not meet the expected attributes, the risk that third parties may not announce or continue support for HomeRF wireless standards, and other factors more fully described in Proxim's reports to the Securities and Exchange Commission, including but not limited to Proxim's Report on Form 10-K for the year ended December 31, 2000 as well as Netopia's Report on Form 10-K for the fiscal year ended September 30, 2000 and Report on Form 10-Q for the quarter ended December 31, 2000.

CONTACT: Debbie Abbott, Director of Corporate Communications of Proxim, Inc., 408-731-2790l, or dabbott@proxim.com; or Angela Schaefer, Public Relations
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Manager of Netopia, Inc., 510-814-5309, or angelas@netopia.com.
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